                                           As filed pursuant to Rule 424(b)(2)
                                           under the Securities Act of 1933
                                           Registration No. 333-16787
PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED DECEMBER 23, 1996)

                              THE PRICE REIT, INC.
                                  $50,000,000
                          7 1/8% SENIOR NOTES DUE 2004
                            ------------------------

     The Price REIT, Inc., a Maryland corporation (the "Company"), will issue
7 1/8% Senior Notes Due 2004 (the "Notes") offered hereby (the "Offering"), in an aggregate principal amount of $50,000,000. Interest on the Notes is payable semi-annually in arrears on each June 15 and December 15, commencing December 15, 1997. The Notes are not subject to any mandatory sinking fund. See "Description of the Notes." The Notes will mature on June 15, 2004, and are redeemable at any time, at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount (as hereinafter defined), if any. See "Description of the Notes -- Maturity" and "Description of the Notes -- Optional Redemption."

     The Notes will be represented by a single fully-registered Note in book-entry form (the "Global Note") registered in the name of the nominee of The Depository Trust Company ("DTC"). Currently, there is no market for the Notes. In addition, the Company does not intend to list the Notes on any securities exchange. Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of beneficial owners). Owners of beneficial interests in the Global Note will be entitled to physical delivery of Notes in certificated form equal in principal amount to their respective beneficial interests only under the limited circumstances described under "Description of the Notes -- Book Entry System." Settlement for the Notes will be made in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore settle in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Company in immediately available funds. See "Description of the Notes -- Same-Day Settlement and Payment."

     Following the application of the net proceeds of the Offering, the Notes will be effectively subordinated to certain indebtedness, which is secured by certain of the Company's properties. See "Business and Properties -- Recent Developments -- Recent Acquisitions and Property Development" and "Business and Properties -- Indebtedness."

     SEE "RISK FACTORS" BEGINNING ON PAGE S-17 FOR A DISCUSSION OF CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE NOTES.

                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

=========================================================================================================
                                           PRICE TO                                     PROCEEDS TO
                                           PUBLIC(1)            UNDERWRITING           COMPANY(1)(3)
                                                                 DISCOUNT(2)
---------------------------------------------------------------------------------------------------------
Per Note............................         99.557%                .65%                  98.907%
---------------------------------------------------------------------------------------------------------
Total...............................       $49,778,500            $325,000              $49,453,500
=========================================================================================================

(1) Plus accrued interest, if any, from June 19, 1997.

(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting estimated expenses of $175,000 payable by the Company.
                            ------------------------

     The Notes are offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by it, subject to approval of certain legal matters by counsel for the Underwriter and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Global Note will be made in New York, New York on or about June 19, 1997 against payment therefor in immediately available funds.

                            ------------------------
                              MERRILL LYNCH & CO.
                            ------------------------

            The date of this Prospectus Supplement is June 13, 1997.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THOSE ACTIVITIES, SEE "UNDERWRITING."

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                                        PAGE
                                                                                        -----
Prospectus Supplement Summary.........................................................  S-3
Business and Properties...............................................................  S-7
Use of Proceeds.......................................................................   S-13
Capitalization........................................................................   S-14
Selected Financial Data...............................................................   S-15
Risk Factors..........................................................................   S-17
Description of the Notes..............................................................   S-19
Underwriting..........................................................................   S-25
Legal Matters.........................................................................   S-26
Experts...............................................................................   S-26
                                         PROSPECTUS
Available Information.................................................................      2
Incorporation of Certain Documents by Reference.......................................      2
The Company...........................................................................      4
Tax Status of the Company.............................................................      4
Use of Proceeds.......................................................................      4
Earnings to Fixed Charges Ratios......................................................      4
Description of Debt Securities........................................................      5
Description of Stock..................................................................     14
Description of Warrants...............................................................     19
Federal Income Tax Considerations.....................................................     20
Plan of Distribution..................................................................     26
Experts...............................................................................     27
Legal Matters.........................................................................     28

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated herein or therein by reference. Capitalized terms used in this Prospectus Supplement Summary have the meanings set forth elsewhere in the Prospectus Supplement or the accompanying Prospectus. The property information presented herein as of March 31, 1997 includes the Arboretum Crossing power center in Austin, Texas, which the Company acquired on April 1, 1997 but does not include the Smoketown Stations Center in Woodbridge, Virginia, which the Company acquired in May 1997.

                                  THE COMPANY

     The Price REIT, Inc. (the "Company") is a self-administered and self-managed equity real estate investment trust (a "REIT") which is focused on the acquisition, development, management and redevelopment of destination retail shopping center properties known as "power centers." The Company currently owns or has interests in 32 properties, consisting of 27 power and community centers, one stand alone retail warehouse, two projects under development and two undeveloped land parcels (the "Properties") located in ten states containing a total of 6.3 million square feet of gross leasable space with approximately 408 tenants. The overall occupancy rate of the power and community centers was approximately 97.5% at March 31, 1997.

     Power centers are typically open-air centers ranging in size from 200,000 to 700,000 square feet of gross leasable area, and are usually comprised of one or more national retail anchor tenants, often in a warehouse format. Anchor retail tenants typically occupy between 60% and 90% of the total square footage in a power center. The tenant mix in a power center is designed to draw consumers from up to a 15-mile radius, creating a shopping "destination." The majority of the Company's anchor tenants are retail warehouses, which are consumer-oriented facilities with at least 25,000 to 100,000 square feet of gross leasable area offering a variety of products for business use, personal use or resale. The retail warehouse format of merchandise display, direct manufacturer purchasing, low mark-ups and rapid inventory turnover is designed to provide substantial consumer savings compared to other sources of similar merchandise.

     Each of the Company's power centers is anchored by one or more national retail tenants such as Home Depot, Costco, HomeBase, The Sports Authority, Burlington Coat Factory, Target, Staples, T.J. Maxx, Circuit City, Toys 'R' Us or Sears Homelife. The Company typically seeks to structure tenant leases as "triple net" leases, under the terms of which the tenant is responsible for its pro rata share of costs and expenses associated with the ongoing operation of the property, including but not limited to real property taxes and assessments, repairs and maintenance, and insurance. The anchor tenants generally have primary lease terms of ten to twenty years and smaller tenants typically have primary lease terms of five to ten years. The Company's leases generally provide for contractual rent increases over the life of the lease based on a fixed amount or consumer price indices, and, in certain cases, percentage rent, calculated as a percentage of a tenant's gross sales above a predetermined threshold.

     The Company's strategy is to continue to acquire, develop, own and manage power centers and community centers anchored by national retail tenants who enter into long term triple net leases. The Company's business objective is to increase its funds from operations per share through the acquisition and development of additional properties, contractual rent increases and percentage rent, reletting of existing space at higher rents and expansion or remodeling of existing properties.

     The Company intends to pursue opportunities for acquisitions with expansion potential and to develop additional power centers and stand-alone retail warehouses. The Company conducts its development activities, including site planning, construction management and leasing, primarily through its in-house personnel.

     The Company operates in a manner to qualify as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). Under those sections of the Code, the Company must distribute at least 95% of its taxable income and meet certain other asset and income tests. As a result, pretax income of the Company flows through to its stockholders who are taxed on the income on their individual income tax returns eliminating the double taxation (at the corporate and stockholder levels) that generally results from investment in a corporation.

     The Company's principal executive office is located at 7979 Ivanhoe Avenue, Suite 524, La Jolla, California 92037, and its telephone number is (619) 551-2320. The Company's administrative office is located at 145 South Fairfax Avenue, Fourth Floor, Los Angeles, California 90036, and its telephone number is
(213) 937-8200.

                                  THE OFFERING

     All capitalized terms used herein and not defined herein shall have the meanings provided in "Description of the Notes."

SECURITIES OFFERED.........  $50,000,000 aggregate principal amount of 7 1/8%
                               Senior Notes Due 2004 (the "Notes").

MATURITY...................  June 15, 2004.

OPTIONAL REDEMPTION........  The Notes are redeemable at any time, at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any. See "Description of Notes -- Optional Redemption."

INTEREST PAYMENT DATES.....  Semi-annually, on June 15 and December 15, commencing December 15, 1997.

RANKING....................  The Notes will be senior unsecured obligations of the Company and will rank equally with the Company's other unsecured and unsubordinated indebtedness, including, without limitation, $100,000,000 aggregate principal amount of the Company's 7 1/4% Senior Notes Due 2000 issued in November 1995 (the "1995 Notes") and $55,000,000 aggregate principal amount of the Company's
                               7 1/2% Senior Notes Due 2006 issued in November 1996 (the "1996 Notes"), but will be effectively subordinated to $11.7 million of indebtedness that is secured by a mortgage on one of the Company's Properties, after giving effect to the application of the net proceeds of this Offering. See "Business and Properties -- Indebtedness." The Notes will be recourse to all of the assets of the Company.

USE OF PROCEEDS............  The net proceeds to the Company from this Offering will be used to repay indebtedness outstanding under the Company's $75 million unsecured line of credit (the "Line of Credit").

LIMITATIONS ON DEBT........  The Company will not incur any Debt if, after giving effect thereto, the aggregate principal amount of all outstanding Debt of the Company is greater than 50% of the sum of (i) the Company's Total Assets at the end of the Company's fiscal quarter ended immediately prior to the incurrence of such Debt and (ii) the aggregate purchase price of real estate assets acquired after such immediately preceding fiscal quarter, including any such assets acquired in connection with the incurrence of additional Debt. As of March 31, 1997, the Company's Total Assets (which, as defined, includes accumulated depreciation) were approximately $513 million.

LIMITATIONS ON SECURED
DEBT.......................  The Company will not incur any Debt secured by any mortgage or other lien upon any of its
                               properties, or otherwise grant any such mortgage or other lien, if, after giving effect thereto, the aggregate principal amount of all outstanding Debt of the Company which is secured by any mortgage or other lien on property is greater than 30% of the sum of (i) the Company's Total Assets at the end of the Company's fiscal quarter ended immediately prior to the incurrence of such Debt and (ii) the aggregate purchase price of real estate assets acquired after such immediately preceding fiscal quarter, including any such assets acquired in connection with the incurrence of additional Debt.

INTEREST EXPENSE
COVERAGE...................  The Company will not incur any Debt if, after giving effect to the incurrence of such Debt, the Company's ratio of Total Cash Flow to Total Interest Expense, at the end of each fiscal year of the Company, will have been less than 2:1 as calculated on a pro forma basis after giving effect to certain assumptions.

MAINTENANCE OF TOTAL
    UNENCUMBERED ASSETS....  The Company will maintain Total Unencumbered Assets of not less than 200% of the aggregate
                               outstanding principal amount of all unsecured Debt of the Company, including the Notes offered hereby. As of March 31, 1997, this percentage was approximately 328%.

RESTRICTIONS ON
DISTRIBUTIONS..............  The Company will not make any payment of dividends if the aggregate amount of dividends paid in the twelve months preceding the dividend payment date (including the dividends paid on such date) will exceed 95% of its Funds From Operations in the period of twelve consecutive months ended on the last day of the last month ended prior to such payment date; provided, however, that the foregoing restriction shall not apply to any payment of dividends or other action which is necessary to maintain the Company's status as a REIT for Federal income tax purposes.

     For a more complete description of the terms and definitions used in the foregoing limitations, see "Description of the Notes -- Additional Covenants of the Company."

                            BUSINESS AND PROPERTIES

     The Company currently owns or has interests in 32 properties, consisting of 27 power and community centers, one stand-alone retail warehouse, two projects under development and two vacant land parcels for future development. The Properties have approximately 6.3 million square feet of gross leasable area with approximately 408 tenants. Fourteen of the Properties have a Home Depot or Costco warehouse or both located on them. Home Depot and Costco Companies, Inc. (formerly Price/Costco, Inc.) accounted for 17.2% and 9.6%, respectively, of annualized minimum base rental income as of March 31, 1997. The power centers are leased to tenants under noncancelable leases with remaining terms ranging up to 25 years. The leases are typically triple net leases. Most of the leases also provide for future rent increases by automatic fixed rate increases or increases based on consumer price indices. Additionally, certain of the leases contain provisions for percentage participation in retail sales of the tenant in excess of a minimum amount. At March 31, 1997, Costco accounted for greater than 10% of the total annualized minimum base rental income in seven of the eight properties in which it is a tenant, and Home Depot accounted for greater than 10% of the total annualized minimum base rental income in all nine of the Properties in which it is a tenant.

           [PRICE REIT PORTFOLIO MAP SHOWING LOCATIONS OF PRICE
  REIT PROPERTIES IN THE FOLLOWING STATE: ARIZONA, CALIFORNIA, CONNECTICUT, ILLINOIS, KANSAS, MARYLAND, NEW YORK, NORTH CAROLINA, OKLAHOMA AND VIRGINIA]

     The power centers and community centers were approximately 97.5% occupied at March 31, 1997. The Company's shopping centers generally contain major national and regional tenants which feature quality consumer items with value pricing that generally perform well in most economic environments. Approximately 42% of the Company's annualized minimum base rental income as of March 31, 1997 was derived from rents paid by tenants with investment-grade credit ratings as determined by Standard & Poor's Corporation or Moody's Investors Service, Inc.

     The following schedule lists the real estate investment portfolio of the Company as of March 31, 1997:

                                                  GROSS
                                                LEASABLE                                        OUTSTANDING
                                      LAND        AREA                            ANNUALIZED     MORTGAGES
                          YEAR        AREA      (SQ. FT.)    NO. OF    PERCENT   BASE RENT(3)     PAYABLE      SELECTED MAJOR
    LOCATION(1)       COMPLETED(2)   (ACRES)   (THOUSANDS)   TENANTS   LEASED    (THOUSANDS)    (THOUSANDS)       TENANTS
--------------------  ------------   -------   -----------   -------   -------   ------------   -----------  ------------------
PROPERTY:
  Alhambra, CA            1988         18.4         201         10      100.0%     $  2,103          None    Costco, Levitz
  Austin, TX(4)           1997         18.2         182         10       98.1%     $  2,581          None    Babies 'R' Us,
                                                                                                             Circuit City, Cost
                                                                                                             Plus, Designer
                                                                                                             Shoe Warehouse,
                                                                                                             Just For Feet,
                                                                                                             Mikasa
  Carmichael, CA          1994         18.5         215         13       98.0%        2,227          None    Home Depot, The
                                                                                                             Sports Authority,
                                                                                                             Longs Drugs
  Cerritos, CA(5)         1987         16.3         172         12       98.3%        1,845          None    Home Depot, AMC
                                                                                                             Theaters, L.A.
                                                                                                             Fitness
  Chula Vista, CA         1988         31.3         363         20       99.6%        2,635          None    Costco, HomeBase,
                                                                                                             Levitz
  Copiague, NY(6)         1990         24.6         246          5       77.2%        2,057          None    Home Depot, Jack
                                                                                                             LaLanne (Bally's
                                                                                                             Total Fitness)
  Corona, CA              1989         54.4         487         47       98.0%        5,120          None    Costco, Home
                                                                                                             Depot, Levitz,
                                                                                                             Ross Dress for
                                                                                                             Less, Bally's
                                                                                                             Total Fitness,
                                                                                                             Office Max
  Dallas, TX              1995          6.8          84          6      100.0%          914          None    Office Max, Ross
                                                                                                             Dress for Less
  Fairfax, VA             1993         37.0         323          6      100.0%        3,713          None    Costco, Home
                                                                                                             Depot, The Sports
                                                                                                             Authority
  Garland, TX             1991          6.3          62          3      100.0%          524          None    Office Depot, Drug
    (Dallas)                                                                                                 Emporium
  Glendale, AZ            1989         40.5         340         22      100.0%        3,134          None    Costco, HomeBase,
                                                                                                             Levitz
  Glendale, AZ            1995          7.1          55         17       99.2%          506           (8)    Sears Homelife,
    (Talavi)(7)                                                                                              Michaels
  Greensboro, NC          1996          4.4          41          6      100.0%          560          None    Staples, David's
                                                                                                             Bridal
  Houston, TX             1993         40.0         426         17      100.0%        2,714          None    Sears Homelife,
                                                                                                             Oshmans Super
                                                                                                             Sport, Best Buy,
                                                                                                             Bed, Bath &
                                                                                                             Beyond, Stein
                                                                                                             Mart, Builder's
                                                                                                             Square, Sony
                                                                                                             Theaters
  La Mirada, CA           1993         31.2         279         47       95.0%        3,345          None    Toys 'R' Us, Kids
                                                                                                             'R' Us, Sav-On
                                                                                                             Drugs, L.A.
                                                                                                             Fitness, Krikorian
                                                                                                             Theatres, U.S.
                                                                                                             Post Office
  Mesquite, TX            1992         15.0         210          8      100.0%        1,480          None    Sears Homelife,
    (Dallas)                                                                                                 Best Buy, General
                                                                                                             Cinema, PetsMart
  North Haven, CT         1988         31.7         332         18       97.4%        2,672          None    BJ's Wholesale
                                                                                                             Club(9), Home
                                                                                                             Depot, Xpect Drug,
                                                                                                             T.J. Maxx
  North Phoenix, AZ       1997         17.0         216          9      100.0%        1,520          None    Burlington Coat
                                                                                                             Factory, Computer
                                                                                                             City, Staples,
                                                                                                             Petco, Michael's
  Oklahoma City, OK       1994         19.8         234         10       93.0%        1,744       $11,722    Home Depot, Best
                                                                                                             Buy, HomePlace

                                                  GROSS
                                                LEASABLE                                        OUTSTANDING
                                      LAND        AREA                            ANNUALIZED     MORTGAGES
                          YEAR        AREA      (SQ. FT.)    NO. OF    PERCENT   BASE RENT(3)     PAYABLE      SELECTED MAJOR
    LOCATION(1)       COMPLETED(2)   (ACRES)   (THOUSANDS)   TENANTS   LEASED    (THOUSANDS)    (THOUSANDS)       TENANTS
--------------------  ------------   -------   -----------   -------   -------   ------------   -----------  ------------------
  Oxnard, CA              1990         14.4         172          4      100.0%        1,073          None    Target, Ralphs
                                                                                                             (Food-4-Less), 24
                                                                                                             Hour Fitness
  Phoenix, AZ             1989         26.6         335         11       96.9%        2,118          None    Costco, HomeBase,
                                                                                                             PetsMart
  Phoenix, AZ             1973          6.7          95         12       88.3%          354          None    Home Depot, Stool
    (Hayden Plaza                                                                                            & Dinette,
    North)(7)                                                                                                AutoZone
  Richardson, TX          1994         11.7         116          7      100.0%          924          None    Office Max,
    (Dallas)                                                                                                 Bally's Total
                                                                                                             Fitness
  Tempe, AZ(7)            1994         21.1         192         26       96.8%        2,092           (8)    HomeBase, The
                                                                                                             Sports Authority,
                                                                                                             L.A. Fitness,
                                                                                                             PetsMart, Staples
  White Marsh, MD         1991         25.3         210          7       99.0%        1,343          None    Costco, The Sports
                                                                                                             Authority, Pep
                                                                                                             Boys,
                                                                                                             PetsMart
  Wichita, KS             1995         13.5         134          9      100.0%        1,136          None    Best Buy, T.J.
                                                                                                             Maxx, Michael's
STAND ALONE RETAIL WAREHOUSE:
  Santa Ana, CA           1995         12.0         134          1      100.0%        1,765          None    Home Depot
UNDER DEVELOPMENT:
  Long Island, NY          n/a         28.6         n/a        n/a        n/a           n/a          None
  Houston (I10/Fry),       n/a         23.3         n/a        n/a        n/a           n/a          None
    TX(7)
VACANT LAND FOR DEVELOPMENT:
  Goodyear, AZ(7)          n/a         20.0         n/a        n/a        n/a           n/a          None
  Houston, TX(10)          n/a          9.7         n/a        n/a        n/a           n/a          None
                                     -----        -----        ---      -----       -------        ------
TOTAL/AVERAGE                         651.4       5,856        363       97.5%     $ 52,199       $11,722
                                     =====        =====        ===      =====       =======        ======

---------------

 (1) The above table does not reflect the acquisition of the Woodbridge, Virginia property in May 1997. See "Business and Properties -- Recent Developments -- Recent Acquisitions and Property Development."

 (2) Represents the year in which the Property was completed or the year in which the most recent significant expansion or renovation was completed, which in certain instances precedes the date the Property was acquired by the Company.

 (3) Total annualized contract base rents excluding (i) percentage rents, (ii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements and (iii) future contractual rent escalations or cost of living increases.

 (4) The Austin, Texas property was acquired by the Company on April 1, 1997.

 (5) The Cerritos, California property is subject to a sale agreement. See "Business and Properties -- Recent Developments -- Pending Disposition."

 (6) The Company currently intends to demolish certain buildings on a portion of this property and to thereafter sell such portion to Target which has indicated it intends to construct a new store. Following the consummation of the proposed transaction the Company's occupancy rate on its property is expected to be 100%.

 (7) Reflects the Company's 50% ownership interest in the above properties, except for the number of tenants (if applicable) which is shown at 100%.

 (8) The first phase of the Tempe property and the third phase of the Glendale-Talavi property secures a loan of $13.5 million, of which the Company has a 50% partnership share ($6.75 million).

 (9) Sublessee of Costco.

(10) This vacant land is adjacent and contiguous to the Company's center located in Houston, Texas.

LEASE EXPIRATION SCHEDULE

     The following table shows tenant lease expirations for leases in place as of March 31, 1997 at the Company's power centers and stand-alone retail warehouse, beginning with the remainder of 1997 and assuming that none of the tenants exercises any renewal options. The following table includes the Austin, Texas property which was acquired on April 1, 1997.

                                                               GROSS LEASED AREA          ANNUALIZED BASE RENTAL INCOME(2)
                              TOTAL         NUMBER OF       ------------------------     -----------------------------------
                            NUMBER OF        ANCHOR         APPROXIMATE      PERCENT                     PERCENT     AVERAGE
                             LEASES       TENANT LEASES         GLA            OF                          OF          PER
   LEASES EXPIRING IN:      EXPIRING       EXPIRING(1)        SQ. FT.         TOTAL        AMOUNT         TOTAL      SQ. FT.
--------------------------  ---------     -------------     ------------     -------     -----------     -------     -------
1997(3)...................      23               1               59,324        1.04%         736,441       1.41%     $12.41
1998......................      37               2              159,877        2.80%       1,499,196       2.87%       9.38
1999......................      42               1              139,028        2.44%       1,770,638       3.39%      12.74
2000......................      43               3              183,246        3.21%       2,120,775       4.06%      11.57
2001......................      35               4              211,773        3.71%       2,383,407       4.57%      11.25
2002......................      14               0               50,103        0.88%         787,320       1.51%      15.71
2003......................      20               6              473,903        8.31%       3,970,907       7.61%       8.38
2004......................      11               4              141,596        2.48%       1,389,250       2.66%       9.81
2005......................      22               5              209,685        3.67%       2,133,236       4.09%      10.17
2006......................      17               6              629,542       11.03%       4,442,392       8.51%       7.06
2007......................      15               8              434,208        7.61%       3,630,185       6.95%       8.36
Thereafter................      84              48            3,014,079       52.82%      27,335,667      52.37%       9.07
                                                --
                               ---                            ---------      ------      -----------     ------       -----
Total/Average.............     363              88            5,706,364(4)   100.00%     $52,199,414     100.00%     $ 9.15
                               ===              ==            =========      ======      ===========     ======       =====

---------------

(1) Anchor tenant leases represent leases for space with a minimum of 20,000 square feet.

(2) Information is presented as of March 31, 1997.

(3) Information for 1997 relates to leases expiring in the remaining nine calendar months after March 31, 1997.

(4) Excludes vacant space as of March 31, 1997, which totaled approximately 150,000 square feet.

BUSINESS AND OPERATING STRATEGY

     The Company's strategy is to acquire, develop, own and manage power centers anchored by one or more national retail tenants such as Home Depot, Costco, HomeBase, The Sports Authority, Burlington Coat Factory, Target, Staples, T. J. Maxx, Circuit City, Toys 'R' Us or Sears Homelife. These tenants typically enter into long-term (10 to 20 years) triple net leases which provide for contractual rent increases and/or percentage rents. In addition, the Company seeks, through intensive management of its Properties, to continually improve the mix and quality of smaller tenants which generally enter into shorter term (5 to 10 years) triple net leases that also provide for contractual rent increases and, in certain cases, percentage rents. The Company's business objective is to continue to increase its funds from operations per share through the acquisition and development of additional properties, contractual rent increases and percentage rents, reletting of existing space at higher rents and expansion or remodeling of existing Properties. The Company generally intends to hold its Properties for long-term investment. However, the Company may dispose of a property if it deems such disposition to be advantageous.

     The Company intends to pursue opportunities for acquisitions with expansion potential and to develop additional power centers and stand-alone retail warehouses. The Company conducts its development activities, including site planning, construction management and leasing, primarily through in-house personnel. The Company believes that under current economic and financial conditions, excellent opportunities continue to exist for buyers and developers of shopping centers who have access to capital. This belief is based upon several factors, including the shortage of financing for shopping center development from traditional sources and economic factors that continue to force many developers and lending institutions to liquidate their real estate holdings. There can be no assurance, however, that acquisition or development opportunities consistent with the Company's strategy will be available to the Company, or, if available, will be available on terms favorable to the Company.

     The Company's geographic focus has been on metropolitan areas in the southwestern and eastern United States. As the Company seeks acquisition and development opportunities, it will focus on metropolitan areas throughout the country.

RECENT DEVELOPMENTS

RECENT ACQUISITIONS AND PROPERTY DEVELOPMENT

     - VIRGINIA ACQUISITION. On May 14, 1997, the Company acquired Smoketown Stations Center located in Woodbridge, Virginia. Smoketown Stations Center contains 483,000 rentable square feet and is anchored by Lowe's Home Center, Shoppers Food Warehouse, Kids 'R' Us, Zany Brainy, Super Trak Auto, Best Buy, PetsMart and Super Crown Books and is 94% leased. The purchase price of this property was $46.5 million.

     - AUSTIN ACQUISITION. On April 1, 1997, the Company acquired Arboretum Crossing located in Austin, Texas. Arboretum Crossing contains 182,000 rentable square feet and is anchored by Circuit City, Babies 'R' Us, Cost Plus, Designer Shoe Warehouse, Just for Feet and Mikasa and is 98% leased. The purchase price of this property was $23.4 million.

     - GREENSBORO ACQUISITION. On March 31, 1997, the Company acquired Wendover Ridge Retail Center located in Greensboro, North Carolina. Wendover Ridge contains 41,000 rentable square feet and is anchored by Staples and David's Bridal and is 100% leased. The purchase price of this property was $4.98 million.

     - DALLAS ACQUISITION. On March 28, 1997, the Company acquired City Place Market located in Dallas, Texas. City Place Market contains 84,000 rentable square feet and is anchored by Office Max and Ross Dress for Less and is 100% leased. The purchase price of the property was $8.75 million.

     - RICHARDSON ACQUISITION. On March 20, 1997, the Company acquired Richardson Plaza Shopping Center located in Richardson, Texas. Richardson Plaza contains 116,000 rentable square feet and is anchored by Office Max and Bally's Total Fitness and is 100% leased. The purchase price of the property was $8.5 million.

     - GARLAND ACQUISITION. On March 19, 1997 the Company acquired the Broadmoor Village Shopping Center located in Garland, Texas. Broadmoor Village contains 62,000 rentable square feet and is anchored by Drug Emporium, Office Depot and Blockbuster Music and is 100% leased. The purchase price of this property was $4.75 million.

     - KANSAS ACQUISITION. On January 16, 1997, the Company acquired Westgate Market located in Wichita, Kansas. Westgate Market contains 134,000 rentable square feet and is anchored by Best Buy, T.J. Maxx and Michael's and is 100% leased. The purchase price of this property was $9.8 million.

     - COMMENCEMENT OF NEW YORK DEVELOPMENT. On July 15, 1996, the Company announced the commencement of construction of a 270,000 square foot retail center in Long Island, New York. The development, estimated to cost approximately $23 million, will be pursuant to a joint venture of the Company and King Kullen Grocery Company, a Long Island grocery chain. Based on executed leases, the center will be anchored by King Kullen and national tenants such as Borders Books & Music, HomePlace, The Sports Authority and Babies 'R' Us (Toys 'R' Us). In addition, Target plans to open a 125,000 square foot store on a contiguous parcel of land. The center is in its final construction phase and the Company expects that it will be completed by the end of the third quarter of 1997, although no assurance can be given that it will be completed on schedule. See "Risk Factors -- General Real Estate Investment Risks -- Risks of Development Activities."

PENDING DISPOSITION

     The Company has entered into an agreement to sell its Cerritos, California property for $17.4 million in cash, subject to certain adjustments. The transaction is tentatively scheduled to close in late June, 1997. Because the sale remains subject to a number of conditions to closing, no assurance may be given that the sale will be consummated.

OTHER RECENT DEVELOPMENTS

     - 1997 COMMON STOCK OFFERING. In January 1997, the Company issued and sold 1,600,000 shares of Common Stock at a price to the public of $37.625 per share. The Company used the net proceeds of approximately $56.8 million to fund acquisition and development activities and to repay indebtedness under the Company's Line of Credit.

     - ACQUISITION OF ASSETS OF THE DEVELOPMENT COMPANY. Effective January 1, 1997, the Company acquired the assets and assumed the liabilities of the Development Company and elected certain of the officers of the Development Company to serve as officers of the Company. The Company acquired the assets pursuant to a distribution to the Company as owner of 100% of the non-voting preferred stock of the Development Company.

     - 1996 SHELF REGISTRATION STATEMENT. On November 25, 1996, the Company filed a shelf registration statement on Form S-3 (File No. 333-16787) (the "1996 Shelf Registration Statement") for up to $175 million of debt securities, preferred stock, common stock and warrants (collectively, the "Securities"). The 1996 Shelf Registration Statement was declared effective by the Commission on December 23, 1996. Following the Offering, the Company will have the ability to issue up to approximately $65 million of Securities pursuant to the 1996 Shelf Registration Statement.

     - 1996 SENIOR NOTES ISSUANCE. In November 1996, the Company issued $55 million aggregate principal amount of the Company's 1996 Notes. The Senior Notes are currently rated "BBB-" by Standard & Poor's Corporation, "Baa3" by Moody's Investor Services, Inc., "BBB" by Fitch Investors Service, L.P. and "2" by the NAIC. The Company used the net proceeds of approximately $54.3 million for repayment of indebtedness under the Company's Line of Credit and for general corporate purposes.

     - INTEREST RATE REDUCTION. On October 23, 1996, the Company announced that the interest rate on its Line of Credit had been reduced by 15 basis points to 125 basis points above the LIBOR rate.

     - CREDIT RATING UPGRADE. On October 18, 1996, Moody's Investors Service, Inc. upgraded its rating of the Company's senior debt to "Baa3" from "Ba1." According to Moody's, the rating action primarily reflects the improvements that the Company has made to its property base, and geographic and tenant concentration. The Company's senior debt is also rated "BBB-" by Standard & Poor's Corporation and "BBB" by Fitch Investors Service, L.P.

     - 1996 COMMON STOCK OFFERING. In September 1996, the Company issued and sold 690,000 shares of Common Stock at a price to the public of $32.125 per share. The Company used the net proceeds of approximately $21 million for repayment of indebtedness under the Line of Credit and for general corporate purposes.

INDEBTEDNESS

     As of March 31, 1997, the Company's total aggregate indebtedness was $165.9 million, consisting of $154.2 million of outstanding indebtedness with respect to its outstanding 1995 Notes and 1996 Notes and $11.7 million of outstanding notes payable that are secured by a mortgage on one of its Properties. The two notes payable with an aggregate of $11.7 million outstanding principal balance are due in June 2013 and December 2014, respectively. As of March 31, 1997, on a pro forma basis, after giving effect to the application of the net proceeds from this offering (the "Offering") as described in "Use of Proceeds" total aggregate indebtedness would have been approximately $226.6 million. See "Capitalization" and "Business and Properties -- Recent Developments -- Recent Acquisitions and Property Development."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Notes offered hereby, after payment of expenses related to the Offering and underwriting discounts and commissions, are estimated to be approximately $49.3 million. The Company will use such net proceeds to repay indebtedness outstanding under the Company's Line of Credit. Pending such use, which the Company anticipates will occur concurrently with or shortly following the consummation of the Offering, the Company may invest such net proceeds in short-term income-producing investments such as investment grade commercial paper, government securities or money market funds that invest in government securities.

     After the repayment of indebtedness under the Company's Line of Credit with the net proceeds of the Offering, the Company may borrow under the Line of Credit to fund its future acquisition and development activities.

     As of June 13, 1997, the weighted average interest rate on the indebtedness expected to be repaid with the net proceeds of the Offering was a variable rate of approximately 6.9%, and the maturity date of such indebtedness is October 25, 1997.

                                 CAPITALIZATION

     The following table sets forth, as of March 31, 1997 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company giving effect to the incurrence of additional indebtedness under the Company's Line of Credit in connection with the acquisition of the Austin, Texas property ($14.0 million) in April 1997 and the acquisition of the Woodbridge, Virginia property ($46.0 million) in May 1997 and (iii) the pro forma capitalization of the Company as adjusted to reflect the issuance and sale of the Notes.

                                                                    MARCH 31, 1997
                                                       ----------------------------------------
                                                                                    PRO FORMA
                                                        ACTUAL      PRO FORMA      AS ADJUSTED
                                                       --------     ----------     ------------
                                                                    (IN THOUSANDS)
DEBT:
  Unsecured Line of Credit...........................  $     --      $ 60,000        $ 10,721
  Senior Notes payable due 2000......................    99,285        99,285          99,285
  Senior Notes payable due 2006......................    54,874        54,874          54,874
  Senior Notes payable due 2004......................        --            --          50,000
  Secured notes payable..............................    11,722        11,722          11,722
STOCKHOLDERS' EQUITY:
  Preferred Stock, $0.01 par value; 2,000,000 shares
     authorized, no shares issued or outstanding.....        --            --              --
  Common Stock, $0.01 par value; 25,000,000 shares
     authorized, 10,678,936 shares issued and
     outstanding(1)..................................       107           107             107
  Additional paid-in capital.........................   316,855       316,855         316,855
  Accumulated deficit................................   (24,926)      (24,926)        (24,926)
                                                       --------      --------        --------
     Total stockholders' equity......................   292,036       292,036         292,036
                                                       --------      --------        --------
          Total capitalization.......................  $457,917      $517,917        $518,638
                                                       ========      ========        ========

---------------
(1) Does not include approximately 752,000 shares of Common Stock reserved for issuance pursuant to stock option agreements that the Company has entered into with certain of its officers and directors. See "Description of Stock -- General" in the accompanying Prospectus.

                            SELECTED FINANCIAL DATA

     The following selected financial data for the five years ended December 31, 1996, are derived from the audited consolidated financial statements of the Company. The financial data for the three month periods ended March 31, 1997 and 1996 are derived from the Company's unaudited interim financial statements. The unaudited interim financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The data should be read in conjunction with the consolidated financial statements, notes thereto and Management's Discussion and Analysis of Financial Condition and Result of Operations, included in the Company's 1996 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, all of which are incorporated herein by reference.


                                                                THREE MONTHS
                                                               ENDED MARCH 31,            YEAR ENDED DECEMBER 31,
                                                              -----------------  -------------------------------------------
                                                              1997(1)    1996     1996     1995     1994     1993     1992
                                                              --------  -------  -------  -------  -------  -------  -------
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING STATEMENT DATA:
Total revenues............................................... $ 15,308  $13,430  $54,325  $43,523  $39,925  $27,794  $18,815
Interest expense.............................................    3,025    2,980   12,071    6,939    4,085    4,257    3,203
Net income...................................................    5,446    4,058   16,919   16,386   16,904    9,128    4,118
Dividends....................................................    7,747    5,839   24,336   22,038   20,859   12,128    6,610
Per Share:
  Net Income.................................................     0.53     0.49     1.98     1.98     2.07     1.84     1.41
  Dividends(2)...............................................    0.725     0.70     2.80     2.67     2.56     2.38     2.26
Average shares outstanding...................................   10,297    8,316    8,560    8,259    8,165    4,957    2,928
OTHER DATA:
Funds From Operations(3).....................................    8,756    7,065   29,456   26,582   26,271   15,529    8,077
Ratio of earnings to fixed charges(4)........................    2.49x    2.32x    2.31x    3.17x    4.73x    3.07x    2.28x
Total rentable square footage of
  Properties at end of period(5).............................    5,856    4,644    5,188    4,628    3,662    3,317    2,196
Number of Properties at end of period (5)....................       31       20       24       19       14       12        8
Occupancy rate at end of period..............................       98%      98%      98%      98%      98%      98%      98%

                                                                                           DECEMBER 31,
                                                          MARCH 31,    ----------------------------------------------------
                                                             1997        1996       1995       1994       1993       1992
                                                          ----------   --------   --------   --------   --------   --------
                                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Rental property, net....................................   $419,842    $380,482   $351,585   $287,259   $284,721   $186,479
Total assets............................................    467,974     428,071    382,478    312,419    292,195    190,010
Total debt..............................................    165,881     184,908    157,832     86,750     65,000     76,980
Minority interest.......................................      2,464       1,707         --         --         --     42,628
Total stockholders' equity..............................    292,036     236,982    221,238    224,600    226,261     68,731

---------------
(1) Except as described in footnote (5) below, the information presented above does not include the operations of the Company's Austin, Texas property.

(2) Prior to August 1993, the Company's outstanding stock consisted entirely of Series A Common Stock. The per share dividends for 1992 and 1993 therefore represent dividends paid to holders of Series A Common Stock. In 1993, the Company effected a public offering of shares of Series B Common Stock (which are now designated simply as "Common Stock"). The per share dividends for 1994, 1995, 1996 and the three-month periods ended March 31, 1996 and March 31, 1997 represent dividends paid to holders of Common Stock. The per share dividends paid for the three months ended March 31, 1996 to the holders of its Series A Common Stock (which was converted into Common Stock in May
    1996) was $0.67. Dividends for the fourth quarter of 1993, the full years of 1994 and 1995, and the first quarter of 1996 for holders of Series A Common Stock were approximately 95% of that paid to the holders of Common Stock for the same periods. The Company's outstanding stock currently consists entirely of Common Stock.
(3) Most industry analysts and equity REITs, including the Company, consider Funds From Operations ("FFO") an appropriate supplemental measure of operating performance of an equity REIT. In general, FFO adjusts net income for non-cash charges such as depreciation, certain amortization expenses and most non-recurring gains or losses. However, FFO does not represent cash generated from operating activities in accordance with generally accepted account principles ("GAAP") and should not be considered an alternative to net income as an indication of the results of the Company's performance or to cash flows as a measure of liquidity. In May 1995, the National Association of Real Estate Investment Trusts ("NAREIT") modified the definition of FFO, among other things, to eliminate amortization of deferred financing costs and depreciation of non-real estate items added back to net income when computing FFO. The Company implemented the new method of calculating FFO under the NAREIT provisions on the NAREIT-suggested adoption date of January 1, 1996. The Company has recalculated and presented FFO for the periods in the table above, including periods prior to 1996, under the new definition.
(4) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and the amortization of debt discount and issuance costs.
(5) The Austin, Texas property which was acquired by the Company in April 1997 is included in the total rentable square footage of Properties and number of Properties for the three months ended March 31, 1997.

                                  RISK FACTORS

     This Prospectus Supplement and the accompanying Prospectus, including the documents incorporated by reference in the accompanying Prospectus, contain forward-looking statements within the meaning of Section 27A of the Securities Act. Also, documents subsequently filed by the Company with the Securities and Exchange Commission and incorporated herein by reference will contain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and the matters set forth or incorporated in this Prospectus Supplement and the accompanying Prospectus generally. The Company cautions the reader, however, that this list of factors may not be exhaustive, particularly with respect to future filings. Prospective investors should carefully consider, among other factors, the matters described below before purchasing Notes in this Offering.

GENERAL REAL ESTATE INVESTMENT RISKS

     Economic Performance and Value of Centers Depending on Many Factors. Real property investments are subject to varying degrees of risk. The economic performance and values of real estate can be affected by many factors, including changes in the national, regional and local economic climate, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants, competition from other available space, the ability of the owner to provide adequate maintenance and insurance and increased operating costs.

     Dependence on Rental Income from Real Property. Since substantially all of the Company's income is derived from rental income from real property, the Company's income and funds for distribution would be adversely affected if a significant number of the Company's tenants were unable to meet their obligations to the Company or if the Company were unable to lease a significant amount of space in its properties on economically favorable lease terms. There can be no assurance that any tenant whose lease expires in the future will renew such lease or that the Company will be able to re-lease space on economically advantageous terms.

     Environmental Risks. Under various federal, state and local laws, ordinances and regulations, the Company may be considered an owner or operator of real property or may have arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property or disposed of by it, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). Such liability may be imposed whether or not the Company knew of, or was responsible for, the presence of such hazardous or toxic substances.

     Risks of Development Activities. The Company intends to continue to actively pursue shopping center development projects, including the expansion of existing centers. Such projects generally require the expenditure of capital as well as various forms of government and other approvals, the receipt of which cannot be assured. Consequently, there can be no assurance that any such projects will be completed or that such projects will prove to be profitable.

     Competition for Acquisition of Real Estate. There is competition in the acquisition of properties and some of the Company's competitors are larger and have greater financial resources than the Company. This competition may result in a higher cost for properties the Company wishes to acquire.

     Insurance. The Company carries comprehensive liability, fire, extended coverage and rental loss insurance covering all of the Properties, with policy specifications and insured limits which the Company believes are adequate and appropriate under the circumstances. Additionally, the Company carries earthquake insurance for its Properties in California which it believes is adequate and appropriate for such Properties. Such insurance does not insure the entire value of the Properties in California. Should a loss in excess of insured limits occur, the Company could lose its capital invested in the property, as well as the anticipated future revenues from the property and the Company would remain obligated for any mortgage debt or other financial obligations related to the property. Any such loss would adversely affect the Company.

RELIANCE ON MAJOR TENANTS

     As of March 31, 1997, the Company's real estate portfolio generated total annualized minimum base rental income of approximately $52.2 million. The Company's three largest tenants, Home Depot, Costco and HomeBase, accounted for approximately 17.2%, 9.6% and 5.5%, respectively, of annualized minimum base rental income as of March 31, 1997, and the Company's seven largest tenants accounted for approximately 43.6% of annualized minimum base rental income. The loss of any one of the Company's principal tenants would have a material adverse impact on the Company's results of operations. The performance of the Company's tenants is affected by economic conditions in the regions and markets in which they compete.

NO LIMITATION IN ORGANIZATIONAL DOCUMENTS ON INCURRENCE OF DEBT

     The Company intends to continue to maintain a conservative debt capitalization with a ratio of debt to Total Market Capitalization (the sum of the aggregate market value of the Company's Common Stock, the liquidation preference on any preferred shares outstanding, and the Company's total indebtedness, including the Company's proportionate share of indebtedness from its unconsolidated joint venture properties) of less than 40%, but the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company may incur. Each of the Indenture (as defined below) and the Company's Line of Credit under which the Company has outstanding certain indebtedness contains limits on the Company's ability to incur indebtedness. Nevertheless, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's ability to make expected distributions to shareholders and in an increased risk of default on its obligations.

ADVERSE IMPACT ON DISTRIBUTIONS OF FAILURE TO QUALIFY AS A REIT

     Since the Company's commencement of operations in 1991, the Company has operated in a manner to qualify as a REIT under the Code, and the Company intends to continue to operate in such a manner so as to permit the Company to qualify as a REIT under the Code. Although the Company believes that it will continue to operate in such a manner, no assurance can be given that the Company will remain qualified as a REIT. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes offered hereby (which are included in the "Debt Securities" described in the accompanying Prospectus) supplements, and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. The following statements relating to the Notes and the Indenture (as hereinafter defined) are summaries of provisions contained therein and do not purport to be complete. Such statements are qualified by reference to the provisions of the Notes and the Indenture including the definitions therein of certain terms. (Capitalized terms not otherwise defined herein shall have the meanings given to them in the accompanying Prospectus.)

GENERAL

     The Notes are to be issued pursuant to an Indenture, dated as of October 27, 1995 (the "Indenture"), between the Company and First Trust of California, National Association as trustee (the "Trustee"). The Notes will be limited to $50,000,000 in aggregate principal amount. The terms of the Notes include those provisions contained in the Notes and the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Notes are subject to all such terms, and holders of Notes are referred to the Notes and the Indenture and the TIA for a statement thereof. Copies of the Indenture and the form of the Notes are available for inspection at the office of the Trustee located at 550 South Hope Street, Los Angeles, California 90071 (the "Corporate Trust Office").

     The Notes will be direct, unsecured and unsubordinated obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding, including the Company's 1995 Notes and the 1996 Notes. However, the Notes will be effectively subordinated to mortgages and other secured indebtedness of the Company. Upon consummation of this Offering, the aggregate secured indebtedness of the Company will be $11.7 million. See "Business and Properties -- Recent
Developments -- Recent Acquisitions and Property Development." Adjusted on a pro forma basis for this Offering and the acquisition of the Austin, Texas and Woodbridge, Virginia properties, the total outstanding indebtedness of the Company as of March 31, 1997 was $226.6 million. See "Capitalization." Subject to certain limitations set forth in the Notes and the Indenture described below under the caption "Description of the Notes -- Additional Covenants of the Company," the Indenture will permit the Company to incur additional indebtedness and additional secured indebtedness.

     The Notes will be issued only in fully registered, book-entry form, in denominations of $1,000 and integral multiples thereof, except under the limited circumstances described below under "Description of the Notes -- Book-Entry System."

     Except as described under "Description of Debt Securities -- Certain Covenants -- Existence," "Description of Debt Securities -- Merger, Consolidation or Sale" and "Description of Debt Securities Events of Default, Notice and Waiver" in the accompanying Prospectus and under "Description of the Notes -- Additional Covenants of the Company" below, the Notes and the Indenture do not contain any other provisions that would afford Holders (as defined below) of the Notes protection in the event of (i) a highly leveraged or similar transaction involving the Company, the management of the Company, or any affiliate of either such party, (ii) a change of control or (iii) a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the Holders of the Notes. In addition, subject to the limitations set forth under "Description of Debt Securities -- Merger, Consolidation or Sale" in the accompanying Prospectus, the Company may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Company that would increase the amount of the Company's indebtedness or substantially reduce or eliminate the Company's assets, and which may have an adverse effect on the Company's ability to service its indebtedness, including the Notes.

     The Company has no present intention of engaging in a highly leveraged or similar transaction involving the Company. In addition, certain restrictions on ownership and transfers of the Company's capital stock designed to preserve its status as a REIT may act to prevent or hinder any such transaction or a change of control.

PAYMENT OF PRINCIPAL AND INTEREST ON THE NOTES

     Interest on the Notes will accrue at the rate set forth on the cover page of this Prospectus Supplement from June 19, 1997, or the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, and will be payable in U.S. dollars semi-annually in arrears on June 15 and December 15 of each year (each, an "Interest Payment Date"), commencing December 15, 1997, and on the Maturity Date (as hereinafter defined). The interest so payable will be paid to the person (the "Holder") in whose name the applicable
Note is registered at the close of business on the date (whether or not a Business Day, as defined below) fifteen calendar days preceding the applicable Interest Payment Date or the Maturity Date (each, a "Regular Record Date"). The principal of each Note payable on the Maturity Date will be paid against presentation and surrender thereof at the Corporate Trust Office of the Trustee, in U.S. Dollars. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

MATURITY

     The Notes will mature on June 15, 2004 (the "Maturity Date"). The Notes may be redeemed at any time at the option of the Company. See "-- Optional Redemption." In addition, the Notes will not be entitled to the benefit of any sinking fund.

OPTIONAL REDEMPTION

     The Notes may be redeemed at any time, at the option of the Company, in whole or from time to time in part, at a redemption price equal to the sum of
(i) the principal amount of the Notes (or portion thereof) being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Notes (or portion thereof) (the "Redemption Price").

     If notice has been given as provided in the Indenture and funds for the redemption of any Notes (or any portion thereof) called for redemption shall have been made available on the redemption date referred to in such notice, such Notes (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such Notes will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Notes (or any portion thereof) will be given to Holders at their addresses, as shown in the security register for such Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

     The Company will notify the Trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of such Notes to be redeemed and their redemption date. If less than all of the Notes are to be redeemed at the option of the Company, the Trustee shall select, in such manner as it shall deem fair and appropriate, such Notes to be redeemed in whole or in part.

     As used herein:

          Make-Whole Amount means, in connection with any optional redemption of any Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, over
     (ii) the aggregate principal amount of the Notes being redeemed or paid.

          Reinvestment Rate means 0.25% plus the arithmetic mean of the yields under the respective heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

          Statistical Release means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

ADDITIONAL COVENANTS OF THE COMPANY

     Reference is made to the section entitled "Description of Debt Securities" in the accompanying Prospectus for a description of the covenants applicable to the Notes. Compliance with such covenants, and those described herein, generally may not be waived by the Company's Board of Directors or the Trustee unless the Holders of at least a majority in principal amount of all outstanding Notes consent to such waiver, provided, however, that the defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus will apply to the Notes.

     In addition to the foregoing, the Notes contain the following additional covenants of the Company for the benefit of the Holders of the Notes:

     Limitation on Debt. The Company will not, and will not permit any subsidiary to, incur any Debt if, after giving effect thereto, the aggregate outstanding principal amount of all Debt of the Company and its subsidiaries is greater than fifty percent (50%) of the sum of (i) the Company's Total Assets at the end of the Company's fiscal quarter ended immediately prior to the incurrence of such Debt and (ii) the aggregate purchase price of real estate assets acquired after such immediately preceding fiscal quarter, including any such assets acquired in connection with the incurrence of such additional Debt.

     Limitation on Secured Debt. The Company will not, and will not permit any subsidiary to, incur any Debt secured by any mortgage or other lien upon any of its properties, and will not otherwise grant or convey any such mortgage or other lien, if, after giving effect thereto, the aggregate outstanding principal amount of secured Debt is greater than thirty percent (30%) of the sum of (i) the Company's Total Assets, at the end of the Company's fiscal quarter ended immediately prior to the incurrence of such Debt and (ii) the aggregate purchase price of real estate assets acquired after such immediately preceding fiscal quarter, including any such assets acquired in connection with the incurrence of such additional Debt.

     Interest Expense Coverage. The Company will not incur any Debt if, after giving effect to the incurrence of such Debt, the Company's ratio of Total Cash Flow to Total Interest Expense, at the end of each fiscal year of the Company, will have been less than 2:1, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Company since the first day of such fiscal year and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such fiscal year; (ii) the repayment or retirement of any other Debt by the Company since the first day of such fiscal year had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such fiscal year, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company of any asset or group of assets since the first day of such fiscal year, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

     Maintenance of Total Unencumbered Assets. The Company will maintain at all times Total Unencumbered Assets of not less than 200% of the aggregate outstanding principal amount of all unsecured Debt of the Company.

     Restrictions on Distributions. The Company will not make any payment of dividends if the aggregate amount of dividends paid in the twelve months preceding the dividend payment date (including the dividends paid on such date) will exceed 95% of its Funds From Operations in the period of twelve consecutive months ended on the last day of the last month ended prior to such payment date; provided, however, that the foregoing restriction shall not apply to any payment of dividends or other action which is necessary to maintain the Company's status as a REIT for Federal income tax purposes.

     As used in the Notes, the following terms have the meanings set forth below:

     "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a subsidiary.

     "Debt" means any indebtedness of the Company or any subsidiary, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any subsidiary, (iii) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) capitalized leases, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Company's Consolidated Balance Sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any subsidiary).

     "Funds From Operations" means consolidated net income, computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect Funds From Operations on the same basis. The Company computes Funds From Operations in accordance with standards established by NAREIT.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Total Assets" means total assets of the Company on a consolidated basis, computed in accordance with GAAP, plus accumulated depreciation.

     "Total Cash Flow" means, for any period, consolidated net income of the Company, computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, Total Interest Expense, and provisions for income taxes, all to the extent deducted in computing consolidated net income and after adjustments for deferred rent and unconsolidated partnerships and joint ventures.

     "Total Interest Expense" means, for any period, the aggregate amount, computed in accordance with GAAP, of interest expense incurred during such period by the Company on a consolidated basis in respect of all Debt, including interest capitalized to construction-in-process; less amortization of capitalized loan fees, costs and expenses incurred in connection with such Debt or in connection with interest rate caps, collars, swaps, or similar agreements in respect of any such Debt, all to the extent included in the computation of interest expense.

     "Total Unencumbered Assets" means the aggregate book value of all assets of the Company and its subsidiaries, plus accumulated depreciation, which are not subject to any mortgage, pledge, lien, security interest or other encumbrance.

BOOK-ENTRY SYSTEM

     Each Note will be issued in the form of a single fully-registered Note in book-entry form (each, a "Global Note") which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC's nominee. Except as set forth below, a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes of such series in certificated form and will not be considered the registered owners or Holders thereof under the Indenture.

     If (i) DTC is at any time unwilling or unable to continue as depository or if any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a successor depository is not appointed by the Company within 90 days, (ii) an Event of Default under the Indenture or the Supplemental Indenture with respect to the Notes has occurred and is continuing and the beneficial owners representing a majority in principal amount of the Notes represented by a Global Note advise DTC to cease acting as depository or (iii) the Company, in its sole discretion, determines at any time that the Notes shall no longer be represented by a Global Note, the Company will issue individual Notes of the applicable in certificated form in exchange for the related Global Note. In any such instance, an owner of a beneficial interest in such Global Note will be entitled to physical delivery of individual Notes in certificated form of like series and tenor, equal in principal amount to such beneficial interest and to have such Notes in certificated form registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

     The following is based on information furnished by DTC:

          DTC will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Note certificate is issued in the aggregate principal amount of the Notes.

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act, DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

          Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Notes are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

          To facilitate subsequent transfers, the Notes are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

          Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co's consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified on a list attached to the Omnibus Proxy).

          Principal and interest payments on the Notes will be made by the Company to the Trustee and from the Trustee to DTC. DTC's practice is to credit Direct Participant's accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or the Company subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

          DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, Note certificates are required to be printed and delivered.

          The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Note certificates will be printed and delivered.

     None of the Company, the Underwriter or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriter in immediately available funds. All payments of principal and interest in respect of the Notes, will be made by the Company in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC's Same-Day Funds Settlement System until maturity, or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions contained in a purchase agreement dated June 13, 1997 (the "Underwriting Agreement"), the Company has agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), and the Underwriter has agreed to purchase from the Company, the principal amount of Notes set forth opposite its name below.

                                                                               PRINCIPAL
                                                                               AMOUNT OF
                   UNDERWRITER                                                   NOTES
                   -----------                                                -----------
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated...............................................  $50,000,000

     The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent, and that the Underwriter will be obligated to purchase all of the Notes if any are purchased.

     The Underwriter has advised the Company that it proposes initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .4% of principal amount thereof. The Underwriter may allow, and such dealers may reallow, a discount not in excess of .25% of principal amount to certain other dealers. After the initial public offering of the Notes, the public offering price, concession and discount may be changed.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

     The Company has not applied for listing of the Notes on any securities exchange. The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriter that the Underwriter intends to make a market in the Notes as permitted by applicable laws and regulations, but the Underwriter is not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     Rules of the Securities and Exchange Commission permit the Underwriter to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

     If the Underwriter creates a short position in the Notes in connection with this Offering (i.e., if it sells more Notes than are set forth on the cover page of this Prospectus Supplement), the Underwriter may reduce that short position by purchasing Notes in the open market.

     The Underwriter may also impose a penalty bid on selling group members. This means that if the Underwriter purchases Notes in the open market to reduce the Underwriter's short position or to stabilize the price of the Notes, it may reclaim the amount of the selling concession from the selling group members who sold those Notes as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     The validity of the Notes offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Certain legal matters relating to the Offering will be passed upon for the Underwriter by Latham & Watkins, Los Angeles, California. Gibson, Dunn & Crutcher LLP and Latham & Watkins will rely as to all matters of Maryland law, including the legality of the Notes, on the opinion of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference in the accompanying Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated in the accompanying Prospectus by reference. Such consolidated financial statements have been incorporated in the accompanying Prospectus by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 1997 and March 31, 1996, incorporated by reference in the accompanying Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and incorporated in the accompanying Prospectus by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

PROSPECTUS

                                  $175,000,000

                              THE PRICE REIT, INC.

                       DEBT SECURITIES, PREFERRED STOCK,

                           COMMON STOCK AND WARRANTS
                            ------------------------

     The Price REIT, Inc. (the "Company") may from time to time offer (i) unsecured debt securities, which may be either senior debt securities ("Senior Securities") or subordinated debt securities ("Subordinated Securities," and together with the Senior Securities, the "Debt Securities"), (ii) shares of its preferred stock, $.01 par value per share (the "Preferred Stock"), (iii) shares of its common stock, $.01 par value per share (the "Common Stock"), or (iv) warrants to purchase Preferred Stock or Common Stock (the "Warrants") with an aggregate public offering price of up to $175,000,000 on terms to be determined at the time of the offering. The Debt Securities, Preferred Stock, Common Stock and Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate amounts, at prices and on terms to be set forth in a supplement to the Prospectus (each a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Debt Securities, the specific title, aggregate principal amount, ranking, purchase price, maturity, interest rate (which may be fixed or variable) and the time of payment of interest (if any), authorized denominations, terms (if any) for the subordination, redemption or conversion thereof, and terms (if any) for a sinking fund; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Common Stock, the specific title and stated value and any initial public offering price and, if the Common Stock is issued in series, the specific title and any dividend, liquidation, redemption, conversion, voting and other rights applicable to that series; and (iv) in the case of Warrants, the duration, offering price, exercise price and detachability, as well as the terms of which and the securities for which such Warrants may be exercised. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income purposes. See "Federal Income Tax Considerations."

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth or will be calculable from the information set forth in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Offered Securities.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS DECEMBER 23, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, and exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's Website (http://www.sec.gov). In addition, the Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

          a.  Annual Report on Form 10-K for the year ended December 31, 1995;

          b. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

          c. Current Reports on Form 8-K, dated October 27, 1995, January 10, 1996, September 9, 1996 and October 30, 1996, and Current Report on Form 8-K/A, dated January 10, 1996;

          d. The Company's Proxy Statement relating to its Annual Meeting of Stockholders held on May 23, 1996; and

          e. The description of the Registrant's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-13432) dated October 25, 1994 and any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to the Secretary, The Price REIT, Inc., 7979 Ivanhoe Avenue, Suite 524, La Jolla, California 92037, (619) 551-2320.

     IN CONNECTION WITH AN OFFERING, THE UNDERWRITERS FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     The Price REIT, Inc. (the "Company") is a self-administered and self-managed equity real estate investment trust ("REIT") which is focused on the acquisition, development, management and redevelopment of destination retail shopping center properties known as "power centers." As of September 30, 1996, the Company owned or had interests in 22 properties, consisting of 19 power centers, one stand alone retail warehouse and two undeveloped land parcels (the "Properties") located in seven states containing a total of approximately 5.0 million square feet of gross leasable space with approximately 303 tenants. The overall occupancy rate of the Properties was approximately 98.3% at September 30, 1996.

     Power centers are typically open-air centers ranging in size from 200,000 to 700,000 square feet of gross leasable area, and are usually comprised of one or more national retail anchors, often in a warehouse format. Anchor retail tenants typically occupy between 60% and 90% of the total square footage in a power center. The tenant mix in a power center is designed to draw consumers from up to a 15-mile radius, creating a shopping "destination." The majority of the Company's anchor tenants are retail warehouses, which are consumer-oriented facilities with at least 25,000 to 100,000 square feet of gross leasable area offering a variety of products for business use, personal use or resale. The retail warehouse format of merchandise display, direct manufacturer purchasing, low mark-ups and rapid inventory turnover is designed to provide substantial consumer savings compared to other sources of similar merchandise.

     Each of the Company's power centers is anchored by one or more national retail tenants such as Home Depot, Price Club, HomeBase, The Sports Authority, Burlington Coat Factory, Target, Builder's Square, Toys 'R' Us or Sears Homelife. The Company typically seeks to structure tenant leases as "triple net" leases, under the terms of which the tenant is responsible for its pro rata share of costs and expenses associated with the ongoing operation of the property, including but not limited to real property taxes and assessments, repairs and maintenance, and insurance. The anchor tenants generally have primary lease terms of 10 to 20 years and smaller tenants typically have primary lease terms of five to 10 years. The Company's leases generally provide for contractual rent increases over the life of the lease based on a fixed amount or consumer price indices, and, in certain cases, percentage rent, calculated as a percentage of a tenant's gross sales above a predetermined threshold. The Company's principal executive office is located at 7979 Ivanhoe Avenue, Suite 524, La Jolla, California 92037, and its telephone number is (619) 551-2320.

                           TAX STATUS OF THE COMPANY

     The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ended December 31, 1991. As a REIT, the Company generally is not subject to Federal income tax on net income that it distributes to its stockholders. Even though the Company qualifies for taxation as a REIT, the Company may be subject to certain Federal, state and local taxes on its income and property. See "Federal Income Tax Considerations."

                                USE OF PROCEEDS

     Unless otherwise indicated in the accompanying Prospectus Supplement, the Company intends to use the proceeds for general corporate purposes including, without limitation, the acquisition and development of additional properties and the repayment of debt. The proceeds from the sale of the Offered Securities initially may be temporarily invested in short-term securities.

                        EARNINGS TO FIXED CHARGES RATIOS

     The Company's ratios of earnings to fixed charges for the period from July 31, 1991 (inception) through December 31, 1991 and the years ended December 31, 1992, 1993, 1994 and 1995 and the nine-month period ended September 30, 1996 were 0x, 2.28x, 3.07x, 4.73x, 3.17x and 2.30x, respectively. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and the amortization of debt discount and issuance costs. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.

                         DESCRIPTION OF DEBT SECURITIES

     The following sets forth certain general terms and provisions of the Indenture under which the Debt Securities are to be issued. The particular terms of the Debt Securities will be set forth in a Prospectus Supplement relating to such Debt Securities.

     The Debt Securities are to be issued under an Indenture, as amended or supplemented from time to time (the "Indenture"), between the Company and a Trustee chosen by the Company and qualified to act as such under the Trust Indenture Act of 1939 as amended (the "TIA") (together with any other trustee(s) appointed in a supplemental indenture with respect to a particular series, the "Trustee"). The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate trust office of the Trustee, or as described above under "Available Information." The Indenture is subject to, and governed by, the TIA. The Company will execute the Indenture if and when the Company issues the Debt Securities. The statements made hereunder relating to the Indenture and the Debt Securities to be issued hereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Company. Except for any series of Debt Securities which is specifically subordinated to other indebtedness of the Company, the Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. Under the Indenture, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section
301).

     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

TERMS

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

          (1) the title of such Debt Securities;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Stock or Preferred Stock, or the method by which any such portion shall be determined;

          (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (6) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such Dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (7) the place or places where (i) the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, (ii) such Debt Securities may be surrendered for conversion or registration of transfer, exchange or conversion and (iii) notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

          (8) the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

          (9) the obligation, if any, of the Company to redeem, repay or repurchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which such Debt Securities are required to be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and/or payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (12) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants or other provisions set forth in the Indenture;

          (13) whether such Debt Securities will be issued in certificated or book-entry from;

          (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (15) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the Indenture;

          (16) if such Debt Securities are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

          (17) the terms, if any, upon which such Debt Securities may be convertible into Common Stock or Preferred Stock of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate, the conversion period and, in connection with the preservation of the Company's status as a REIT, limitations on the ownership of the Common Stock or Preferred Stock into which such Debt Securities are convertible;

          (18) the terms and conditions, if any, upon which such Debt Securities may be subordinated to other indebtedness of the Company;

          (19) whether and under what circumstances the Company will pay Additional Amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

          (20) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special U.S. federal income tax, accounting and other considerations applicable to the Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     The Indenture does not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company. However, restrictions on ownership and transfers of the Common Stock and Preferred Stock, designed to preserve the Company's status as a REIT, may prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 307 and 1002).

     All amounts paid by the Company to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to the Company, and the holder of the Debt Security thereafter may look only to the Company for payment thereof.

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Sections 101 and 307).

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series, of a like aggregate principal amount and tenor, of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt

Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Company nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business of the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except that portion, if any, of such Debt Security which is not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

     The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other trust or corporation, provided (a) either the Company shall be the continuing entity, or the successor (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets and is a corporation organized under the laws of any domestic jurisdiction and shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;
(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

     Existence. Except as permitted under "Merger, Consolidation or Sale," the Indenture will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (declaration and statutory) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1004).

     Maintenance of Properties. The Indenture will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business. (Section 1007).

     Insurance. The Indenture will require the Company to cause each of its and its subsidiaries' insurable properties to be insured against loss of damage with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, in specified amounts and with insurers having a specified rating from a recognized insurance rating service. (Section
1008).

     Payment of Taxes and Other Claims. The Indenture will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability is being contested in good faith. (Section 1009).

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1005).

     Additional Covenants. Reference is made to the applicable Prospectus Supplement for information with respect to any additional covenants specific to a particular series of Debt Securities.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the Prospectus Supplement, the Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any interest on any Debt Security of such series; (b) default in the payment of any principal of (or premium, if any on) any Debt Security of such series when due; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant or warranty of the Company contained in the Indenture with respect to any Debt Security of such series, continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of indebtedness of the Company outstanding in an aggregate principal amount in excess of $5,000,000 or any mortgage, indenture, note, bond, capitalized lease or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having continued after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or the property of either; (g) the acquisition by any Person (including any affiliates of such Person) of 20% or more of the Company's Common Stock, unless the Company's Board of Directors shall have first approved of such acquisition; and (h) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company. (Section 101).

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs, and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Trustee if given by the Holders). However, any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Company shall have paid or deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal or interest with respect to Debt Securities of such series have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

     The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due date thereof (Section 508).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of Debt Securities of any series then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than 25% in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Company must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1006).

MODIFICATION OF THE INDENTURE

     Modifications and amendments of provisions of the Indenture applicable to any series may be made only with consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security;

(c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security on or after the Stated Maturity thereof; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

     The Holders of not less than a majority in principal amount of Outstanding Debt Securities of a particular series of any series have the right to waive compliance by the Company with certain covenants in the Indenture relating to such series (Section 1011).

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture;
(iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are not Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provision and procedures, if applicable, or the conversion of such Debt Securities into Common Stock or Preferred Stock; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trust under the Indenture by more than one trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; and (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to
Section 301 of the Indenture and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded (Section 101).

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the

Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section
1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise provided in the Prospectus Supplement, the Company may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

     The Indenture provides that, unless otherwise provided in the Prospectus Supplement, if the provisions of Article Fourteen are made applicable to the Debt Securities of any series pursuant to Section 301 of the Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1004 and 1005, inclusive, of the Indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Company with the Trustee, in trust, of any amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. (Section 101.) Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a Foreign Currency that cease to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 1004 and 1005, inclusive, of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (h) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders of the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restriction on conversion, including restrictions directed at maintaining the Company's REIT status.

SUBORDINATION

     The terms and conditions, if any, upon which the Debt Securities are subordinated to other indebtedness of the Company will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the Debt Securities, the restrictions on payments to the Holders of such Debt Securities while a default with respect to such senior indebtedness in continuing, the restrictions, if any, on payments to the Holders of such Debt Securities following an Event of Default, and provisions requiring Holders of such Debt Securities to remit certain payments to holders of senior indebtedness.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                              DESCRIPTION OF STOCK

     The summary of the terms of the stock of the Company set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the charter and bylaws of the Company. See "Available Information."

GENERAL

     The total number of shares of stock which the Company is authorized to issue is twenty-seven million (27,000,000) shares, of which two million (2,000,000) is Preferred Stock, $.01 par value per share, and twenty-five million (25,000,000) is Common Stock, $.01 par value per share.

     The Common Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of any series of Common Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights granted to or imposed upon any wholly unissued series of Common Stock, including the dividend rights, dividend rate, conversion rights, voting rights, and the liquidation preference, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Notwithstanding the foregoing, however, in no event shall the Common Stock be redeemable, except in connection with the redemption provisions of Article IX of the Company's Articles of Incorporation, as amended to date (the "Charter").

     As of September 30, 1996, there were approximately 9,061,464 shares of Common Stock issued and outstanding. Approximately 705,500 shares of Common Stock have been reserved for issuance pursuant to stock option agreements that the Company has entered into with certain of its officers and directors.

COMMON STOCK

     The holders of the Common Stock are entitled to participate in distributions when and as authorized and declared by the Board of Directors. The Company currently pays regular quarterly dividends to holders of Common Stock. Holders of the Common Stock are entitled to one vote per share of Common Stock on all matters submitted to a vote of the stockholders of the Company. In voting for directors, a stockholder of the Company is entitled to cumulate votes if such stockholder gives notice, prior to commencement of the voting, of an intention to do so. If any one stockholder has given such notice, then all stockholders entitled to vote may cumulate votes. As noted above, however, in the event that the Board of Directors determines to issue Common Stock in one or more series, prior to issuance, the Board of Directors is authorized to fix the number, designate and determine and establish various rights applicable to that series.

     All issued and outstanding shares of Common Stock being offered hereby will be, validly issued, fully paid and nonassessable. Holders of the Common Stock currently issued and outstanding and holders of the shares of Common Stock offered hereby do not have any preference, conversion, exchange or preemptive rights.

     Any shares of Common Stock sold in an offering will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"), unless acquired by an affiliate of the Company, subject to the restrictions on transfer set forth below. Shares of Common Stock held by affiliates or acquired in transactions not registered in reliance on the private offering exemption under the Securities Act cannot be resold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as Rule 144 promulgated under the Securities Act.

     The transfer agent and registrar for the Company's Common Stock is Chase Mellon Shareholder Services, Los Angeles, California.

     The Company's Common Stock is currently traded on the New York Stock Exchange under the symbol "RET."

PREFERRED STOCK

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights granted to or imposed upon any wholly unissued series of Preferred Stock including the dividend rights, dividend rate, conversion rights, voting rights, and the liquidation preference, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Notwithstanding the foregoing, however, in no event shall the Preferred Stock be redeemable, except in connection with the redemption provisions of Article IX of the Charter. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

     Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to that series, including a Prospectus Supplement providing that Preferred Stock may be issuable upon the exercise of Warrants issued by the Company. The description of Preferred Stock set forth below and the description of the terms of a particular series of Preferred Stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that series.

     The rights, preferences, privileges and restrictions of the Preferred Stock of each series will be fixed by the articles supplementary relating to such series. A Prospectus Supplement, relating to each series, will specify the terms of the Preferred Stock as follows:

          (1) the title and stated value of such Preferred Stock;

          (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3) the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) whether such Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

          (5) the procedures for any auction and remarketing, if any, for such Preferred Stock;

          (6) the provision for a sinking fund, if any, for such Preferred
     Stock;

          (7) the provision for redemption, if applicable, of such Preferred Stock;

          (8) any listing of such Preferred Stock on any securities exchange;

          (9) the terms and conditions, if applicable, upon which such Preferred Stock will be converted into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

          (10) a discussion of any material federal income tax considerations applicable to such Preferred Stock;

          (11) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

          (12) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (13) any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation. dissolution or winding up of the affairs of the Company;

          (14) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; and

          (15) any voting rights of such Preferred Stock.

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to the Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividends rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

     The terms and conditions, if any, upon which shares of a series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

RESTRICTIONS ON TRANSFER

     For the Company to qualify as a REIT under the Code in any taxable year, not more than 50% of its outstanding equity securities may be owned directly or indirectly by five or fewer individuals, and its equity securities must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (except the first year). In order to ensure that the Company will meet these requirements, the Charter provides that the Board of Directors has the power to redeem or prohibit the transfer of a sufficient number of shares of stock, selected in a manner deemed appropriate, to maintain or bring the ownership of shares into conformity with such requirements. In connection with the foregoing, if the Board of Directors shall, at any time and in good faith, be of the opinion that (i) direct or indirect ownership of more than 9.8% in value of the outstanding shares of stock of the Company has or may become concentrated in the hands of one beneficial owner (including any "group," as that term is used in Section 13(d) of the Exchange Act) or (ii) direct or indirect ownership of the outstanding shares of stock has or may result in the Company's shares being held by less than 100 persons (either occurrence, a "Disqualifying Event"), the Charter states that the Board of Directors has the power (a) to redeem from any stockholders of the Company a number of shares of stock sufficient, in the opinion of the Board, to maintain or bring the direct or indirect ownership of shares of such owner to a level of not more than 9.8% in value of the outstanding shares of stock of the Company and (b) to refuse to transfer or issue shares of stock of the Company to any person whose acquisition of such shares, in the opinion of the Board of Directors, would cause a Disqualifying Event. The Charter further states that notice of such action by the Board of Directors shall be sent to each person whose shares of stock of the Company shall be redeemed or whose transfer or receipt of shares of stock of the Company shall be refused specifying the date of each redemption (if applicable) and the number of shares as affected. The purchase price for any shares of stock of the Company so redeemed, as provided in the Charter, is equal to the fair market value of such shares reflected in the closing sales price for the shares, if then listed on a national securities exchange or the Nasdaq National Market System, or, if the shares are not then listed on a national securities exchange or the Nasdaq National Market System, the closing bid quotation for the shares on the Nasdaq Automated Quotations System or any similar system then in use, or, if such quotation is not available, the fair market value as determined by the Board of Directors in good faith, on the last business day immediately preceding the day on which a notice of such redemption is sent by the Board of Directors. The Common Stock is presently listed on the New York Stock Exchange. From and after the date fixed for purchase by the Board, the holder of any shares of stock so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares except the right to payment of the purchase price for the shares.

     Further, the Charter states that any transfer of shares of stock that would cause a Disqualifying Event shall be deemed void. If such provision is deemed invalid, the Charter provides that any shares of stock whose transfer would cause a Disqualifying Event shall be deemed transferred by operation of law to the Company as trustee of a trust for the benefit of those persons to whom the shares can ultimately be transferred without causing a Disqualifying Event. According to the Charter, shares held in trust shall cease to be entitled to distribution, voting rights and other benefits with respect to such shares (except for the right to payment for transfer as described below) during the time that they are held in trust. An interest in the trust may be transferred by the person whose attempted purchase would have caused a Disqualifying Event, at a price not in excess of the price paid by that person for the shares. Upon such a transfer, the trustees shall distribute the shares held in trust to the transferee, provided that such shares in the hands of such transferee would not cause a Disqualifying Event. The foregoing provisions of the Charter may have certain anti-takeover effects. Although the provisions do not apply to a cash tender for all of the outstanding shares of the Company, the provisions do impair the ability of any person to accumulate a controlling portion of the Company's shares or conduct a proxy contest.

CERTAIN PROVISIONS OF MARYLAND LAW

     Certain sections of the Maryland General Corporation Law ("MGCL") contain provisions which may tend to impede or delay a takeover of the Company. Section 3-602 of the MGCL provides that a Maryland corporation may not engage in any "Business Combination" (defined to include a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (generally defined as a beneficial owner of 10% or more of a corporation's voting power) for five years following the date such person became an Interested Stockholder unless, among other exceptions, (i) before such person becomes an Interested Stockholder, the board of directors of the corporation exempted or approved the business combinations; or (ii) the Interested Stockholder became an Interested Stockholder at any time in the prior five years solely through inadvertence, and the Interested Stockholder divests itself of a sufficient amount of the corporation's voting stock so that it no longer is the beneficial owner of 10% or more of the corporation's voting stock.

     Unless exempted by the statute, in addition to any vote otherwise required, the MGCL provides that a Business Combination with an Interested Stockholder that is not prohibited by the provisions of Section 3-602 must be recommended by the board of directors and approved by the affirmative vote of at least 80% of the voting stock of the corporation, and must also be approved by two-thirds of the voting stock, excluding voting stock held by the Interested Stockholder who will be a party to the Business Combination or by an affiliate or associate thereof.

     A corporation may elect not to be governed by Section 3-602 if the stockholders adopt an amendment to the corporation's charter by a vote of at least 80% of the voting stock of the corporation, and two-thirds of the votes entitled to be cast by persons who are not Interested Stockholders of the corporation or affiliates or associates thereof. Such an amendment, however, shall not be effective until 18 months after the vote of stockholders and may not apply to any Business Combination of the corporation with an Interested Stockholder who became an Interested Stockholder on or before the date of the vote.

     The MGCL provides that during such five-year period the corporation and certain of its subsidiaries may not merge, consolidate, or undertake a share exchange with an Interested Stockholder or any affiliate of the Interested Stockholder, unless the merger, consolidation or share exchange does not alter the contract rights of the stock or change or convert outstanding shares of stock of the corporation or its subsidiaries. In addition, the corporation and certain of its subsidiaries may not engage in certain other transactions with an interested Stockholder or any affiliate thereof.

     In addition to the provisions of Section 3-602 and related Sections, the MGCL also contains provisions which may have certain anti- takeover effects through the restriction of voting rights of Control Shares. Section 3-702 provides that Control Shares of a Maryland corporation (defined as shares of stock in respect of which an Acquiring Person (as defined in Section 3-701 of the MGCL) is entitled to direct the exercise of voting power in electing directors within one of the following ranges, (i) one-fifth or more but less than one-third, (ii) one- third or more but less than a majority or (iii) a majority or more of all voting power, and for which such voting power approval has not been previously obtained) acquired in a Control Share Acquisition have no voting rights except to the extent approved by two-thirds of all the votes entitled to be cast on the matter, excluding all shares in respect of which an Acquiring Person, an officer of the corporation, or an employee of the corporation who is also a director of the corporation is entitled to exercise or direct the exercise of voting power in the election of directors. An Acquiring Person is defined as a person who makes or proposes to make a Control Share Acquisition.

     The MGCL defines a Control Share Acquisition as the acquisition of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding Control Shares. A Control Share Acquisition does not include the acquisition of shares, among other instances, (i) under the laws of descent and distribution, (ii) under the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing the Control Share provisions of the MGCL, (iii) under a merger, consolidation or share exchange with the corporation which meets certain requirements or (iv) under an acquisition of voting power within a range previously authorized by the stockholders and made in good faith and not for the purpose of circumventing the Control Share provisions of the MGCL.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Charter provides that the personal liability of a director for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permissible under law. The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which provides for the elimination of such liability to the maximum extent permitted by the MGCL.

     The Charter and Bylaws contain provisions which permit the Company to indemnify its officers and directors to the extent permitted by Maryland law and the Company has entered into indemnification agreements with its officers and directors. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Such indemnification also may be subject to certain limitations where claims under securities laws violations are involved. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company's directors and officers pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Common Stock or Preferred Stock. The Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following:

          (1) the title of such Warrants;

          (2) the aggregate number of such Warrants;

          (3) the price or prices at which such Warrants will be issued;

          (4) the designation, number and terms of shares of Common Stock or shares of Preferred Stock purchasable upon exercise of such Warrants;

          (5) the designation and terms of the other Offered Securities with which such Warrants are issued and the number of such Warrants issued with each such Offered Security;

          (6) the date, if any, on and after which such Warrants and the related Common Stock or Preferred Stock will be separately transferable;

          (7) the price at which each share of Common Stock or share of Preferred Stock purchasable upon exercise of such Warrants may be purchased;

          (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

          (9) the minimum or maximum amount of such Warrants which may be exercised at any one time;

          (10) information with respect to book-entry procedures, if any;

          (11) a discussion of certain Federal income tax considerations; and

          (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material Federal income tax considerations regarding this Offering is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the Federal income tax laws.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS/HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM/HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     General. The Company has elected to be taxed as a REIT, under Sections 856 through 860 of the Code, from the Company's commencement of operations in 1991. The Company believes that it is organized and operated in such a manner as to qualify for taxation as a REIT under the Code and the Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to remain qualified.

     The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. Gibson, Dunn & Crutcher LLP has acted as tax counsel to the Company in connection with this Prospectus, but did not represent the Company in connection with its initial qualification and election to be taxed as a REIT.

     In the opinion of Gibson, Dunn & Crutcher LLP, the Company is organized in conformity with the requirements for qualification as a REIT and its method of operation will enable it to meet the requirements for continued qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Gibson, Dunn & Crutcher LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements.

     So long as the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company will be subject to Federal income tax as follows. First, the Company will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to an asset (a "Built-In Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the ten year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate tax pursuant to Internal Revenue Service ("IRS") regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that the Company will make an election pursuant to IRS Notice 88-19.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and
(6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

     The Company has previously issued sufficient shares to allow it to satisfy conditions (5) and (6). In addition, the Company's Articles of Incorporation provide for restrictions regarding transfer of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above.

     Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. (If a REIT receives or accrues rent from a tenant that derives substantially all of its income with respect to the property from the subleasing of substantially all such property, and a portion of the tenant's sublease income would be treated as qualified rents if it were received by the REIT, then the amounts received or accrued by the REIT from the tenant will be treated as qualified rents to the same extent that the amounts so received or accrued are attributable to qualified rents received by the tenant.) Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). For purposes of this test, the holdings of certain family members are aggregated. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease) or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Management, leasing and similar fees and other income from services do not count toward satisfaction of either the 95% or the 75% gross income tests. The Company receives management fee income from its property management business. In the past, such management fee and other nonqualifying income constituted less than 5% of the Company's gross income in any year, and the Company anticipates that such nonqualifying income will continue to be less than 5% of the Company's gross revenue in any year. The Company will continue to monitor and manage the amount of such nonqualifying income in order to comply with the 95% and 75% gross income tests.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such test was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "Federal Income Tax Considerations-Taxation of the Company-General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable shares of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities. The Company's investment in K&F Development Company is not a qualifying asset for purposes of the 75% test. The Company expects, however, that such investment will continue to represent less than 5% of the Company's total assets and, together with any other non- qualifying assets, will continue to represent less than 25% of the Company's total assets.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "real estate investment trust taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company will be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its real estate investment trust capital gain income for such year and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy this annual distribution requirement.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. Failure to qualify for even one year could result in the Company's incurring substantial indebtedness (to the extent that borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

TAXATION OF STOCKHOLDERS

     Taxation of Taxable Domestic Stockholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares they will be included in income as long-term capital gain (or short-term capital gain if the Shares have been held for one year or less) assuring the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

     Taxation of Tax-Exempt Stockholders. In Revenue Ruling 66-106, 1966-1 C.B. 151, the IRS ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust did not constitute "unrelated business taxable income" ("UBTI"). Revenue rulings are interpretive in nature and subject to revocation or modification by the IRS. However, based upon Revenue ruling 66-106 and the analysis therein, distributions by the Company to a stockholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

     Taxation of Foreign Stockholders. The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

     Distributions by the Company that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the shares is treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. Stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation). The Company withholds United States income tax at the rate of 30% on the gross amount of any such dividends made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company certifying that the investment to which the distribution relates is effectively connected to a United States trade or business of such Non-U.S. Stockholder. Lower treaty rates applicable to dividend income may not necessarily apply to dividends from a REIT such as the Company, however. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder otherwise is subject to tax on any gain from the sale or disposition of his shares in the Company (as described below). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the some rate applicable to dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     Distributions that are designated by the Company at the time of distribution as capital gain dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to taxation, unless (i) investment in the shares is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a United States trade or business. Non-U.S. Stockholders would thus be taxed at the same capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption. The Company is required by applicable IRS regulations to withhold 34% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically-controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company currently is a "domestically-controlled REIT" and anticipates continuing to be so classified, and therefore the sale of shares should not be subject to taxation under FIRPTA. In addition, FIRPTA does not apply to gain recognized upon a sale of shares of a class of the Company's stock regularly traded on an established market by a Non-U.S. Stockholder holding (during specified periods) 5% or less of such class of stock. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain (a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax) or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and, in the case of foreign corporations, subject to the possible application of the 30% branch profits tax).

     Backup Withholding. The Company will report to its domestic stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company. See "Taxation of Foreign Stockholders."

     Offered Securities. Special federal income tax considerations with respect to the Warrants, the Preferred Stock and the Debt Securities will be described in the applicable Prospectus Supplement accompanying the issuance of such Offered Securities.

OTHER TAX CONSEQUENCES

     The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell the shares of Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with the Company. Direct sales to investors may be accomplished through subscription offerings or concurrent rights offerings to the Company's stockholders and direct placements to third parties. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Sales of Offered Securities offered pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions on the New York Stock Exchange or in negotiated transactions or any combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices.

     Underwriters may offer and sell Offered Securities at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may offer and sell the Offered Securities in exchange for one or more of its then outstanding issues of debt or convertible debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of Debt Securities or Preferred Stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

     If so indicated in the applicable Prospectus Supplement, the Company may authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and
(ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and related financial statement schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 1996 and March 31, 1995, the three-month and six-month periods ended June 30, 1996 and June 30, 1995, and the three-month and nine-month periods ended September 30, 1996 and September 30, 1995, incorporated by reference in this Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied.

                                 LEGAL MATTERS

     The validity of the Debt Securities and Warrants and certain tax matters described in "Federal Income Tax Considerations" will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California and the validity of the Common Stock and Preferred Stock offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. Gibson, Dunn & Crutcher LLP will rely as to certain matters of Maryland law, including the legality of the Common Stock and Preferred Stock, on the opinion of Ballard Spahr Andrews & Ingersoll.

===========================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                      PAGE
                                      -----
Prospectus Supplement Summary.......    S-3
Business and Properties.............    S-7
Use of Proceeds.....................   S-13
Capitalization......................   S-14
Selected Financial Data.............   S-15
Risk Factors........................   S-17
Description of the Notes............   S-19
Underwriting........................   S-25
Legal Matters.......................   S-26
Experts.............................   S-26
                PROSPECTUS
Available Information...............      2
Incorporation of Certain Documents
  by Reference......................      2
The Company.........................      4
Tax Status of the Company...........      4
Use of Proceeds.....................      4
Earnings to Fixed Charges Ratios....      4
Description of Debt Securities......      5
Description of Stock................     14
Description of Warrants.............     19
Federal Income Tax Considerations...     20
Plan of Distribution................     26
Experts.............................     27
Legal Matters.......................     28

===========================================

             ======================================================
                                  $50,000,000

                              THE PRICE REIT, INC.

                           7 1/8% SENIOR NOTES DUE 2004


                     -------------------------------------
                             PROSPECTUS SUPPLEMENT
                     -------------------------------------


                              MERRILL LYNCH & CO.

                                 JUNE 13, 1997
             ======================================================